UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)  April 25, 2012

Citizens Bancshares Corporation

(Exact name of registrant as specified in its charter)

Georgia	333-38509	58-1631302
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

75 Piedmont Avenue, NE, Atlanta, Georgia, USA	30303
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code  (404) 659-5959

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.              Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

(e)           As previously reported, Cynthia N. Day was appointed President and Chief Executive Officer of Citizens Bancshares Corporation (the “Company”) and its subsidiary, Citizens Trust Bank (the “Bank’) on February 27, 2012.

On April 19, 2012, the Board of Directors of the Company reviewed Ms. Day’s compensation to determine any adjustments that should be made as a result of her promotion to President and Chief Executive Officer and the responsibilities inherent in this position.  The following changes in Ms. Day’s compensation were approved:

1.             An increase in annual salary to $270,000.

2.             Continued participation in the Executive Annual Incentive Plan with payment of the cash incentive (in an amount to be determined by the Board after a review of performance) on or before December 31, 2012 if certain criteria are met.

3.             Use of a company-owned automobile.

4.             Purchase by the Company of an additional $500,000 Employee Life Insurance Bonus Plan Policy (although the Company will pay the premium on this policy for 2012, Ms. Day will be responsible for all additional premiums and related taxes until all TARP funds are fully repaid).

The Board is currently considering an employment agreement for Ms. Day.  However, this agreement has not been finalized.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CITIZENS BANCSHARES CORPORATION

By:	/s/ Samuel J. Cox
Samuel J. Cox
Executive Vice President and Chief Financial Officer

Date:	April 25, 2012